Exhibit 23.4

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Spectral Capital Corporation

We consent to the inclusion in this Amendment No. 1 Registration Statement on Form S-1 of our report dated October 15, 2025, with respect to the audited consolidated Financial Statements of 42 Telecom Ltd. and Subsidiaries (collectively, the “Company”) for the years ended December 31, 2024 and 2023 for each of the years in the two-year period ended December 31, 2024.

We also consent to the references to us under the caption “Experts” in such registration statement.

New York, NY

August 5, 2026